UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
(Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities.

Private Placement of 90-Day Secured Convertible Notes and Warrants

On April 30, 2010, New Generation Biofuels Holdings, Inc. (the “Company” or “we”) completed a private placement of 90-day secured convertible notes and warrants, raising approximately $700,000 in gross proceeds and approximately $630,000 in net proceeds, after deducting finders’ fees.   The securities were issued pursuant to a Note and Warrant Purchase Agreement, dated April 30, 2010, between the Company and two purchasers, the full text of which is attached as Exhibit 10.1 to this Form 8-K (the “Purchase Agreement”).

           Secured Convertible Notes.  Key terms of the secured convertible notes are summarized below.   In connection with the Purchase Agreement, the Company executed a Secured Convertible Promissory Note and Security Agreement with each note purchaser under the Purchase Agreement (the “Notes”).  The Notes will pay interest at a rate of 10% per annum, will mature ninety (90) calendar days after their date of issuance (or July 29, 2010) and are convertible into shares of our common stock at a conversion price of $0.90 per share at any time prior to the maturity date, at the election of the noteholder.  In the aggregate, the Notes will be convertible into up to 797,222 shares of our common stock if held to maturity, including interest.  The Notes are secured by (1) a first-priority security interest in Company assets at our leased Baltimore biofuel production plant and (2) a pledge of a number of shares of our common stock held by 2020 Energy LLC, our largest shareholder, equal to 120% of the maximum aggregate principal amount of the Notes divided by the consolidated closing bid price of our common stock on the Nasdaq Capital Market immediately prior to entering into binding agreements for this transaction.  Pursuant to a Reimbursement Agreement between the Company and 2020 Energy (the “Reimbursement Agreement”), if an event of default occurs under the Notes and remains uncured and the noteholders exercise their rights against the pledged shares from 2020 Energy, we have agreed to reimburse 2020 Energy by issuing to 2020 Energy a number of shares equal to the pledged shares, to the extent permissible by Nasdaq rules.

At any time at our option, we may prepay without penalty the outstanding principal amount of the Notes plus unpaid accrued interest.  Upon the occurrence of an event of default, the outstanding principal and all accrued interest on the Notes will accelerate and automatically become immediately due and payable. The Note purchasers, at their option, also have the right to accelerate payment if we engage in certain change of control transactions.

Warrants.  In connection with the sale of the Notes, we also issued warrants to purchase in the aggregate 388,889 shares of common stock at an exercise price of $0.90 per share.  Each purchaser of the Notes received warrants to purchase a number of shares of common stock equal to 50% of the note purchase price  (as defined in the Purchase Agreement) divided by $0.90. The warrants are exercisable at any time after the six-month anniversary of their date of issuance and will expire on the fifth anniversary of their date of issuance.  We do not intend that the warrants will trade on any exchange or be listed for quotation on any market.

Use of Proceeds.  We intend to use proceeds from the offering for working capital, operating expenses and general corporate purposes.  Based on current estimates, we anticipate that our existing financial resources, including the net proceeds from this offering, will be adequate to continue to conduct our business through at least June 30, 2010.  We will need to raise additional capital prior to the maturity date to repay the Notes and to continue operating our business.

Finders Fees.  We have agreed to pay commissions to certain finders in connection with the offering based on the proceeds received from the purchasers introduced by each finder. We will pay to each finder a cash commission of 10% of the total proceeds received at closing based on proceeds from purchasers introduced to the Company by such finder and warrants to purchase a number of shares of common stock equal to 10% of the same total proceeds divided by $0.90.

Securities Act Exemption.  The offering was exempt from registration under the Securities Act in accordance with Section 4(2) under the Securities Act and Rule 506 as an offering made solely to “accredited investors” as defined under the Securities Act.  The Company obtained representations and warranties from the purchasers in the Purchase Agreement to support the Company’s reliance on this exemption.

The foregoing descriptions of the terms of the Purchase Agreement, the Notes, the Reimbursement Agreement, the warrants and the Finder’s Fee Agreement do not purport to be complete and are qualified in their entirety by reference to the text of these documents filed as exhibits hereto which are incorporated herein by reference.  The Company is not a party to the Pledge Agreement between 2020 Energy and the noteholders.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Form of Secured Convertible Promissory Note and Security Agreement
4.2	Form of Warrant
10.1	Form Note and Warrant Purchase Agreement
10.2	Reimbursement Agreement between 2020 Energy LLC and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 6, 2010	/s/ Dane R. Saglio Name: Dane R. Saglio Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Secured Convertible Promissory Note and Security Agreement
4.2	Form of Warrant
10.1	Form Note and Warrant Purchase Agreement
10.2	Reimbursement Agreement between 2020 Energy LLC and the Company